Exhibit 5

Nutter McClennen & Fish LLP

Attorneys at Law

World Trade Center West

155 Seaport Boulevard

Boston, MA 02210-2604

617-439-2000

Fax: 617-310-9000

www.nutter.com

November 26, 2003

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard N.W.

Boca Raton, FL 33487

Ladies and Gentlemen:

We have acted as counsel to Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of up to 11,730,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share.

We have examined such documents, including, without limitation, the Underwriting Agreement filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

The opinion expressed below is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered, and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Bus. Law. 831 (May 1998).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP